                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

  EXXON CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[EXXON LOGO]
225 E. John W. Carpenter Freeway
Irving, TX 75062-2298

Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders which will be held in Fort Worth, Texas, on Wednesday, April 26, 1995.

  By attending the meeting, you will have an opportunity to hear a report on the operations of your Corporation and to meet your directors and executives.

  This booklet includes the notice of the meeting and the proxy statement which contains information about the functions of your Board of Directors and its committees and personal information about each of the nominees for the Board. It also includes one Board of Directors proposal and two shareholder proposals, with the Board's position on each.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. I urge you to complete, sign, date, and return your proxy card promptly.

  If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

  A report on the annual meeting will be included in the June issue of Exxon Perspectives, the Corporation's quarterly report to shareholders.

                                                                Sincerely yours,

                                              [SIGNATURE OF LEE R. RAYMOND LOGO]
                                                                   L. R. RAYMOND
                                                           Chairman of the Board

March 10, 1995


                             YOUR VOTE IS IMPORTANT
    PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY CARD IN THE
                               ENCLOSED ENVELOPE

                                   Notice of
                                 Annual Meeting
                                       of
                                  Shareholders

  The annual meeting of shareholders of the Corporation will be held at the Fort Worth/Tarrant County Convention Center Theatre, 1111 Houston Street, Fort Worth, Texas, on Wednesday, April 26, 1995, beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

  to elect directors;

  to consider and act upon:

  . a proposal concerning ratification of the appointment of independent public accountants, which is RECOMMENDED by the Board of Directors;

  . the shareholder proposals set forth on pages 16 and 17, which are OPPOSED by the Board of Directors; and

  to transact any other business which properly may be brought before the meeting.

  Shareholders of record at the close of business on February 27, 1995 will be entitled to vote at the meeting.

                                             By order of the Board of Directors,

                                              [SIGNATURE OF T. P. TOWNSEND LOGO]

                                                                  T. P. TOWNSEND
                                                                       Secretary

Exxon Corporation
225 E. John W. Carpenter Freeway
Irving, TX 75062-2298
March 10, 1995

                                Proxy Statement

                               TABLE OF CONTENTS

                                                                            page
General Information........................................................   1
Board of Directors.........................................................   2
Election of Directors......................................................   4
Executive Compensation.....................................................   9
Board of Directors Proposal
 Ratification of the appointment of independent public accountants.........  15
Shareholder Proposals
 Annual meeting date.......................................................  16
 Mining operations.........................................................  16
Additional Information.....................................................  18

                              GENERAL INFORMATION
  Attendance at the annual meeting of shareholders is limited to shareholders of record or their proxies, beneficial owners of Exxon stock having evidence of ownership, and guests of the Corporation.

  Any shareholder or shareholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the annual meeting of shareholders may request reasonable assistance or accommodation from the Corporation by contacting Exxon Corporation, Investor Relations Department, P.O. Box 160369, Irving, TX 75016-0369, (214) 444-1157.
To provide the Corporation sufficient time to arrange for reasonable assistance, please submit all requests by April 13, 1995.

  Consideration of certain matters, such as the election of directors, is required at the annual meeting. In addition, by submitting a proposal to the Corporation on a timely basis, a shareholder may present any proposal which is a proper subject for inclusion in the proxy statement and for consideration at the annual meeting.

Shareholder Proposals for 1996 Annual Meeting

  Under the current rules of the Securities and Exchange Commission, in order to be included in proxy material for the 1996 annual meeting, a proposal must be received by the Corporation by the close of business on November 10, 1995. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested. Detailed information for submitting a proposal will be provided upon written request to the Secretary of the Corporation.

Voting

  It is the policy of the Corporation that all proxy (voting instruction) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to the independent tabulator who receives, inspects, and tabulates the proxies. Individual-voted proxies and ballots are not seen by, nor reported to, the Corporation, except in cases where shareholders write comments on their proxy cards or in limited circumstances, such as a proxy solicitation in opposition to the Board of Directors.

  The accompanying proxy card is designed to permit each shareholder of record at the close of business on February 27, 1995 to vote in the election of directors and on the proposals described in this proxy statement. If a shareholder is a participant in Exxon's Shareholder Investment Program, the proxy will be used for voting instructions for the number of full shares in the Shareholder Investment Program account as well as shares registered in the participant's name. Shares in the Exxon Thrift Fund are registered in the name of the Trustee-Thrift Fund. A separate proxy must be used for voting instructions for those shares held in a participant's Thrift Fund Account.

  The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxy Committee in accordance with the shareholder's instructions to the tabulator. That Committee consists of five directors whose names are listed on the proxy card. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the five designated proxies and inserting the name of another person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so marked should not be mailed directly to the independent tabulator or the Corporation.

  If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted for the nominees for director identified on pages 4 through 8, for the Board of Directors proposal described on pages 15 and 16, and against the shareholder proposals described on pages 16 and 17. A shareholder who has returned a proxy card may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing with the Inspectors of Election an instrument of revocation.

Annual Report

  Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card.

                               BOARD OF DIRECTORS

  The Board met eleven times in 1994. It meets regularly to review significant developments affecting Exxon and to act on matters requiring Board approval. The average attendance of the directors during 1994 at the aggregate of the total number of meetings of the Board and committees of the Board was 99%. The Board reserves certain powers and functions to itself; in addition, it has requested that the Chief Executive Officer refer certain matters to it. The Board normally considers dividend action in January, April, July, and October. At its February meeting, it reviews and approves the annual report to shareholders for the prior year, the annual report on Form 10-K to be filed with the Securities and Exchange Commission, and the proxy material for the forthcoming annual meeting of shareholders. In November, it normally reviews Exxon's capital investment plans for the coming years.

  The directors are elected annually by the shareholders of the Corporation. Twelve are to be elected for the coming year. All nominees are presently serving as directors. All current nominees were elected at the last annual meeting of shareholders with the exception of James R. Houghton who was elected a director by the Board on June 29, 1994.

  Nine of the nominees are not Exxon employees. They include business executives, a senior marine scientist, and an educator with extensive administrative experience. The other three nominees are Exxon executive officers with broad service and experience in a variety of the Corporation's worldwide activities. Personal information for each nominee is given in the "Election of Directors" section of this proxy statement. Nonemployee directors cannot stand for reelection after they have reached age 70.

  Employee directors are not compensated for services as a director. Nonemployee directors receive annual compensation at the rate of $40,000 (increased from $35,000, effective January 1, 1995) and a fee of $1,500 (increased from $1,250, effective January 1, 1995) for each Board of Directors and Board committee meeting attended. Exclusive of service on the Executive Committee, they also receive annual compensation at the rate of $3,000 for each Board committee membership and an additional $5,000 for serving as chairman of a Board committee. Nonemployee directors are given the opportunity to elect to defer all or part of their compensation and fees.

  Under the shareholder-approved Restricted Stock Plan for Nonemployee Directors ("Plan"), each person who becomes a nonemployee director for the first time is granted an award of 1,500 shares of restricted Common Stock effective as of the date the individual becomes a nonemployee director. Each incumbent nonemployee director also is granted an award of 200 shares of restricted Common Stock at the beginning of each year. The Board has the power to discontinue granting awards under the Plan at any time.

  The shares of restricted Common Stock are registered in the nonemployee director's name but held by the Corporation and, while restricted, are nontransferable. The nonemployee director receives cash dividends and has voting rights during the restricted period. The restricted period expires at the earlier to occur of the nonemployee director's normal termination of service on the Board (1) after reaching the age (currently 70) at which the nonemployee director may no longer stand for reelection or (2) by reason of disability or death.

  Upon expiration of the restricted period, the nonemployee director will receive the shares free of all restrictions. Should a nonemployee director cease to be a member of the Board during the restricted period, all of the shares of restricted Common Stock then held will be forfeited to the Corporation.

Committees of the Board

  The Board has established a number of standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. Respective memberships on the various standing committees are identified in the annual report and in the personal information on each director in this proxy statement.

  The Audit Committee, composed of five directors who are not employees of Exxon or its affiliates, met three times in 1994. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Corporation and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to Exxon and its subsidiaries by the independent public accountants and also reviews the nature of nonaudit-related services rendered to the Corporation and its subsidiaries. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees, and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with Exxon's Controller and the General Auditor to review reports on the functioning of Exxon's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Corporation and its subsidiaries based upon the activities of Exxon's internal auditing staffs as well as an evaluation of the performance of those staffs. The Committee is also prepared to meet at any time upon request of the independent public accountants, the Controller, or the General Auditor to review any special situation arising in relation to any of the foregoing subjects.

  The Board Advisory Committee on Contributions consists of five directors. It met three times in 1994 to review, among other matters, the general levels and areas of Exxon's financial support for public service programs, including the Corporation's contributions to the Exxon Education Foundation, which supports programs to improve the quality of education.

  The Board Compensation Committee, consisting of four directors who are not employees of Exxon or its affiliates, met eight times in 1994. The Chief Executive Officer and President do not attend Board Compensation Committee meetings, except upon invitation by the chairman of the Committee. This Committee makes recommendations to the Board of Directors as to the salaries of the Chairman of the Board and the President, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of Exxon's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group. Each year the Committee reviews an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's top management compensation and reviews summary results of various salary surveys, as well as competitive data developed by Exxon's executive compensation staff.

  The Nominating Committee, which met twice in 1994, consists of five directors who are not employees of Exxon or its affiliates. It recommends to the Board the director nominees proposed in the proxy statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Committee considers suggestions from shareholders and other sources regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Corporation. Board-approved guidelines and criteria regarding the qualifications of candidates for director, insofar as they apply to nonemployees, give considerable weight to a candidate's experience as a manager of a relatively large, complex business, educational, or other organization which equips the individual to deal with complex problems. The Committee also reviews proposed changes in the compensation and benefits, such as travel accident insurance, of nonemployee directors. The Committee makes such recommendations to the Board of Directors as it deems advisable.

  The Public Issues Committee, consisting of six directors, has as its principal responsibilities the review of the Corporation's policies, programs, and practices on public issues of significance, including their effects on the environment, safety, and health. The Committee met three times in 1994 and considered varying subjects, including reports of reviews undertaken by operating units with respect to environmental and safety activities. The Committee periodically tours operating sites to observe and to comment on current practices, including spill and hazard prevention.

  The Executive Committee consists of five directors. Although the Committee has very broad powers, in practice, it meets only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the Board. The Committee did not meet in 1994. Directors who are not regular members of the Committee are alternate members and, if necessary to establish a quorum for a meeting, one or more of them is called to attend the meeting in accordance with a rotational schedule adopted by the Board.

  The Finance Committee, consisting of two directors, held one meeting and acted by written consent in lieu of meeting five times in 1994. As required, the Board delegates specific authority to the Committee to act on behalf of the Board in authorizing the issuance or guarantee of corporate debt and other financial matters.

1. ELECTION OF DIRECTORS

  Directors are elected to serve until the next annual meeting of shareholders. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, the proxy will be voted for the election of a replacement nominee, if one is designated by the Board.

                             ---------------------
                             Nominees for director
                             ---------------------

RANDOLPH W. BROMERY                         Received doctorate in geology from
President, Springfield           [PHOTO     The Johns Hopkins University. With
College,                         APPEARS    U.S. Geological Survey from 1948
Springfield, Massachusetts        HERE]     until joining University of
                                            Massachusetts at Amherst in 1967.
Commonwealth Professor,                     Professor of geophysics and
Emeritus,                                   chairman, department of geology and
University of Massachusetts     geography, 1968-69; vice chancellor-- student
at Amherst                      affairs, 1969-70, chancellor, 1971-79;
                                chancellor, Massachusetts Board of Regents for
                                Higher Education, 1990-91. Served temporarily
President, Geoscience           as executive vice president, University of
Engineering                     Massachusetts System, 1977-78. President,
Corporation                     Geoscience Engineering Corporation (geological
                                and geophysical services). Elected president,
Chairman--Nominating            Springfield College in 1993. Past president and
Committee                       fellow, Geological Society of America. Acting
Vice Chairman--Public Issues    president, Westfield State College, 1988-90.
Committee                       Director, Chemical Banking Corporation; John
Member--Executive Committee     Hancock Mutual Life Insurance Company; NYNEX
                                Corporation. Trustee, The Johns Hopkins
Director since 1977             University. Member, Corporation of Woods Hole
                 Age 69         Oceanographic Institution; Cosmos Club; Society
Exxon shares owned*             of Exploration Geophysicists. Fellow, American
                 3,637          Association for the Advancement of Science.
- --------------------------------------------------------------------------------

D. WAYNE CALLOWAY                           Received bachelor of business
Chairman of the Board and                   administration degree from Wake
Chief Executive Officer,         [PHOTO     Forest University. Joined PepsiCo,
PepsiCo, Inc.                    APPEARS    Inc. (beverages, snack foods, and
                                  HERE]     restaurants) in 1967. Elected
Chairman--Audit Committee                   president and chief operating
Member--Board Compensation                  officer of Frito-Lay, Inc. in 1976
Committee                       and chairman of the board and chief executive
                                officer in 1978. Elected executivevice
Director since 1988             president, chief financial officer, and
                 Age 59         director of PepsiCo in 1983, president and
Exxon shares owned*             chief operating officer in 1985, and chairman
                 3,700          and chief executive officer in 1986. Director,
                                Citicorp; General Electric Company. Chairman,
                                Grocery Manufacturers of America. Member, The
                                Business Council; The Business Council of New
                                York State; The Business Roundtable.
- --------------------------------------------------------------------------------

JESS HAY                                    Received bachelor of business
Chairman, Texas Foundation                  administration degree in 1953 and
for Higher Education             [PHOTO     law degree in 1955 from Southern
                                 APPEARS    Methodist University. Practiced law
Retired Chairman and Chief        HERE]     in Dallas, Texas prior to joining
Executive Officer,                          Lomas Financial Corporation
Lomas Financial Corporation                 (mortgage banking and other
                                financial services) in 1965. Elected president
Member--Board Advisory          and chief executive officer in 1965 and
Committee                       chairman and chief executive officer in 1969.
on Contributions, Board         Also chairman and chief executive officer of
Compensation                    Lomas Mortgage USA. Retired December 31, 1994
Committee, and Executive        from Lomas Financial Corporation and Lomas
Committee                       Mortgage USA. Director, The Dial Corporation;
                                Lomas Financial Corporation; Southwestern Bell
Director since 1981             Corporation; Trinity Industries, Inc. Member of
                 Age 64         the board, Greater Dallas Planning Council;
Exxon shares owned*             Southwestern Medical Foundation; Texas Research
                 10,200         League; Zale-Lipshy Hospital of Dallas. Member,
                                American, Dallas, and Texas Bar Associations.
- --------------------------------------------------------------------------------
*See Notes on page 8.

JAMES R. HOUGHTON                           Received bachelor of arts degree in
Chairman of the Board and                   1958 and master of business
Chief Executive Officer,         [PHOTO     administration degree in 1962 from
Corning Incorporated             APPEARS    Harvard University. Joined Corning
                                  HERE]     Incorporated (specialty glass and
Member--Audit Committee                     ceramic materials, communications,
and Public Issues Committee                 laboratory services, and consumer
                                products) in 1962. Elected vice president and
Director since 1994             European area manager, Corning Glass
                 Age 59         International, S.A. in 1965. Appointed general
                                manager of the Consumer Products Division and
Exxon shares owned*             elected vice president of Corning Incorporated
                 2,800          in 1968, director in 1969, vice chairman
                                responsible for international operations in
                                1971, and chairman of the board in 1983.
                                Director, Dow Corning Corporation; J. P. Morgan
                                & Co. Incorporated; Metropolitan Life Insurance
                                Company. Trustee, The Corning Museum of Glass;
                                Corning Incorporated Foundation; The
                                Metropolitan Museum of Art; The Pierpont Morgan
                                Library. Member, The Business Council; The
                                Business Roundtable; Council on Foreign
                                Relations.
- --------------------------------------------------------------------------------

WILLIAM R. HOWELL                           Received bachelor of business
Chairman of the Board,                      administration degree from the
J. C. Penney Company, Inc.       [PHOTO     University of Oklahoma. Joined
                                 APPEARS    J. C. Penney Company, Inc.
Chairman--Board Compensation      HERE]     (department stores and catalog
Committee                                   chain) in 1958. Elected executive
Member--Audit Committee                     vice president and director in 1981,
and Executive Committee         vice chairman in 1982, and chairman and chief
                                executive officer in 1983. Relinquished chief
Director since 1982             executive officer position January 1995.
                 Age 59         Director, Bankers Trust New York Corporation
                                and Bankers Trust Company; Halliburton Co.;
Exxon shares owned*             Warner-Lambert Company; Dallas Citizens Council;
                 3,100          National Organization on Disability; National
                                Retail Federation.
- --------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT                        Holds bachelor of arts degree from
Retired Chairman and                        Dartmouth College and a master of
Chief Executive Officer,         [PHOTO     business administration degree in
Scott Paper Company              APPEARS    food distribution from Michigan
                                  HERE]     State University. Joined Scott
Vice Chairman--Board                        Paper Company (sanitary paper,
Compensation                                printing and publishing papers, and
Committee                       forestry operations) in 1959. Elected vice
Member--Board Advisory          president--marketing in 1972, director in 1978,
Committee                       president and chief operating officer in 1980,
on Contributions and            chief executive officer in 1982, and chairman
Nominating Committee            in 1983. Retired April 1994. Director, Campbell
                                Soup Company; Fox Chase Cancer Center. Trustee,
Director since 1986             The Penn Mutual Life Insurance Company. Board
                 Age 59         of overseers, The Dartmouth Institute; the
                                Huntsman Center for Global Competition; The
Exxon shares owned*             Wharton School, University of Pennsylvania.
                 3,700          Member, The Business Council.
- --------------------------------------------------------------------------------
*See Notes on page 8.

MARILYN CARLSON NELSON                      Received bachelor's degree in
Director and Vice Chairman,                 international economics from Smith
Carlson Holdings, Inc.           [PHOTO     College. Joined Carlson Holdings,
                                 APPEARS    Inc. (travel, hotels, restaurants,
Member--Audit Committee,          HERE]     and marketing services) in 1989 as
Board                                       a director and senior vice
Advisory Committee on                       president and became vice chairman
Contributions,                  in December 1991. Owner, Minnesota Banc Holding
and Nominating Committee        Company, which owns Citizens State Bank of
                                Waterville, Minnesota and Citizens State Bank
Director since 1991             of Montgomery, Minnesota. Served as Chairman of
                 Age 55         Citizens State Bank of Waterville, Minnesota,
Exxon shares owned*             1975-94 and of Citizens State Bank of
                 3,800          Montgomery, Minnesota, 1992-94. Director,
                                Carlson Companies, Inc.; First Bank System;
                                U.S. West, Inc.; Hubert H. Humphrey Institute
                                of Public Affairs; United Way of America, 1984-
                                90. Trustee, Macalester College, 1974-80; Smith
                                College, 1980-85. Chairman, Minnesota Super
                                Bowl 1992 Task Force. Member, Bretton Woods
                                Committee; Center for International Leadership;
                                Committee for Economic Development (CED);
                                Committee of 200. Awards, Career Achievement,
                                Sales and Marketing Executives of Minneapolis;
                                Directors' Choice Award, National Womens
                                Economic Alliance Foundation; Extraordinary
                                Leadership, Greater Minneapolis Chamber of
                                Commerce; "Others" Award, Salvation Army. Holds
                                honorary degrees of Doctor of Humane Letters
                                from The College of St. Catherine and Gustavus
                                Adolphus College.
- --------------------------------------------------------------------------------

LEE R. RAYMOND                              Received bachelor's degree in
Chairman of the Board and                   chemical engineering from the
Chief Executive Officer          [PHOTO     University of Wisconsin in 1960 and
                                 APPEARS    a Ph.D. in the same discipline from
Chairman--Executive Committee     HERE]     the University of Minnesota in
and Finance Committee                       1963. That year, joined Exxon as a
                                            production research engineer in
                                Tulsa, Oklahoma. Held various positions with
Director since 1984             Exxon Company, U.S.A.; Creole Petroleum
                 Age 56         Corporation; Exxon International Company; Exxon
Exxon shares owned*             Enterprises. Became president of Esso Inter-
                 87,043         America Inc. in 1983. Elected senior vice
                                president and director of the Corporation in
                                1984, president in 1987, and became chairman
                                and chief executive officer in 1993. Director,
                                J. P. Morgan & Co. Incorporated; Morgan
                                Guaranty Trust Company of New York; American
                                Petroleum Institute; New American Schools
                                Development Corporation; United Negro College
                                Fund. Trustee, Southern Methodist University;
                                Wisconsin Alumni Research Foundation. Member,
                                The Business Council; The Business Roundtable;
                                Council on Foreign Relations; Emergency
                                Committee for American Trade; National
                                Petroleum Council; Trilateral Commission;
                                University of Wisconsin Foundation.
- --------------------------------------------------------------------------------

CHARLES R. SITTER                           Holds bachelor's degree from George
President                                   Washington University and master's
                                 [PHOTO     degree from the Fletcher School of
Chairman--Board Advisory         APPEARS    Law and Diplomacy. Joined the Exxon
Committee                         HERE]     organization in 1957 and spent most
on Contributions                            of his early career in positions
Vice Chairman--Executive                    concerned with the Corporation's
Committee                       operations in the Asia-Pacific area, including
and Finance Committee           assignments in India and Australia. Joined
Member--Public Issues           Exxon Company, U.S.A. in 1973, becoming manager
Committee                       of its Supply Department in 1974 and senior
                                vice president in 1976. Elected vice
Director since 1985             president--corporate planning, Exxon
                 Age 64         Corporation, in 1979 and executive vice
Exxon shares owned*             president, Esso Europe Inc., in 1981. Returned
                 121,018        to Exxon Company, U.S.A. as executive vice
                                president in 1983. Elected senior vice
                                president and director of the Corporation in
                                1985 and president in 1993. Member, The
                                Conference Board; board of visitors, Fletcher
                                School of Law and Diplomacy; board of
                                overseers, Hoover Institute. Director, American
                                Petroleum Institute; Council for Aid to
                                Education; Dallas Citizens Council; Junior
                                Achievement of Dallas; United Way of
                                Metropolitan Dallas.
- --------------------------------------------------------------------------------
*See Notes on page 8.

JOHN H. STEELE                              Received bachelor of science degree
President Emeritus,                         in 1946 and doctorate of science in
Corporation of                   [PHOTO     1963 from University College,
Woods Hole Oceanographic         APPEARS    London University. With Marine
Institution                       HERE]     Laboratory, Aberdeen, Scotland as
                                            marine scientist, 1951-66; senior
Member--Nominating Committee                principal scientific officer, 1966-
and                             73; deputy director, 1973-77. Joined Woods Hole
Public Issues Committee         Oceanographic Institution, Massachusetts, in
                                1977 as director. Elected president of
Director since 1989             Corporation of Woods Hole Oceanographic
                 Age 68         Institution in 1984. Retired November 1991.
Exxon shares owned*             Award, Alexander Agassiz Medal, National
                 4,023          Academy of Sciences. Trustee, Robert Wood
                                Johnson Foundation. Member, National Geographic
                                Society's Committee for Research and
                                Exploration. Fellow, Royal Society of London;
                                American Academy of Arts and Sciences. U.S.
                                Delegate to International Council for
                                Exploration of the Sea.
- --------------------------------------------------------------------------------

ROBERT E. WILHELM                           Principal responsibilities include
Senior Vice President                       the Corporation's worldwide
                                 [PHOTO     refining, marketing, and
Member--Board Advisory           APPEARS    transportation activities; Exxon
Committee                         HERE]     Company, U.S.A.; Exxon Research and
on Contributions and Public                 Engineering Company; public
Issues Committee                            affairs. Received bachelor's degree
                                from Massachusetts Institute of Technology and
Director since 1992             master of business administration degree from
                 Age 54         Harvard University. Joined the Exxon
Exxon shares owned*             organization in 1963 and held various
                 58,609         managerial positions in domestic and foreign
                                operations. Became vice president--petroleum
                                products of Esso Europe Inc. in 1981; director
                                and president of Esso Inter-America, Inc. in
                                1984; executive vice president of Exxon
                                Company, International in 1986. Elected senior
                                vice president of the Corporation in 1990 and
                                director in 1992. Vice chairman, Council of the
                                Americas. Board of governors, Foreign Policy
                                Association; Massachusetts Institute of
                                Technology Political Science Visiting
                                Committee. Member, Coal Industry Advisory Board
                                of the International Energy Agency; Council on
                                Foreign Relations. Vice president, Circle 10
                                Council of Boy Scouts of America. Trustee,
                                Greenhill School, Dallas, Texas.
- --------------------------------------------------------------------------------

JOSEPH D. WILLIAMS                          Received bachelor's degree in
Retired Chairman of the Board               chemistry and pharmacy from the
and Chief Executive Officer,     [PHOTO     University of Nebraska College of
Warner-Lambert Company           APPEARS    Pharmacy. Joined Warner-Lambert
                                  HERE]     Company (pharmaceuticals and
Chairman--Public Issues                     consumer health products) in 1950
Committee                                   where he spent all of his business
Member--Audit Committee and     career. Elected president in 1979, chief
Nominating Committee            operating officer in 1980, chief executive
                                officer in January 1985, and chairman of the
Director since 1988             board in July 1985. Retired September 1991.
                 Age 68         Director, AT&T Corp.; J.C. Penney Company,
Exxon shares owned*             Inc.; Rockefeller & Co.; Rockefeller Financial
                 16,345         Services, Inc.; Thrift Drug Inc.; Warner-
                                Lambert Company; The Wyatt Company. Chairman,
                                board of trustees, Liberty Science Center.
                                Board of trustees, Columbia University; Project
                                HOPE; United Negro College Fund.
- --------------------------------------------------------------------------------
*See Notes on page 8.

Notes

* As of January 31, 1995, all directors and nominees beneficially owned (as this term is interpreted by the Securities and Exchange Commission ("SEC")) an aggregate of 317,975 shares of Exxon Corporation Common Stock, representing in the case of each director or nominee less than 0.1 percent of the outstanding shares. The foregoing includes 887 shares held jointly by Dr. Bromery and his spouse; 25 shares held in an Individual Retirement Account for Dr. Bromery's spouse; 6,200 shares held in a defined benefit plan for Mr. Hay; 600 shares held by Mr. Houghton's spouse; 1,500 shares held in a trust for the benefit of Mrs. Nelson; 600 shares held by Mr. Raymond's mother over which he has power of attorney; 1,323 shares held jointly by Dr. Steele and his spouse; 1,535 shares held jointly by Mr. Wilhelm and his spouse; and 2,536 shares held in trust for the benefit of Mr. Wilhelm's children. As of the same date, each of the other current or former executive officers named in the Summary Compensation Table shown on page 9 beneficially owned (as so interpreted) less than 0.1 percent of the outstanding shares of Exxon Corporation Common Stock as follows: Mr. Harrison, 76,508 shares; Mr. Longwell, 49,901 shares, including 21 shares held by his spouse. As of the same date, all then-current directors and executive officers as a group beneficially owned (as so interpreted) 821,083 shares of Exxon Corporation Common Stock, representing in the aggregate less than 0.1 percent of the outstanding shares and including 17,183 shares held by their immediate families or family trusts. Beneficial ownership of shares held by their immediate families or family trusts has been, or is being, specifically disclaimed by certain nominees and officers in ownership reports filed with the SEC.

  The trustee of the Corporation's Thrift Plan holds all the outstanding shares of Exxon Corporation Class A Preferred Stock described on page 18 and has the right to vote such shares. The trustee is comprised of four executive officers and an officer of a division, none of whom is a director or nominee.

  These amounts do not include shares of Exxon Corporation Common Stock covered by exercisable options as of January 31, 1995 as follows: Mr. Raymond, 1,070,000; Mr. Sitter, 815,175; Mr. Wilhelm, 430,559; Mr. Harrison, 333,059;
  Mr. Longwell, 258,638; and all then-current directors and executive officers as a group, 4,700,715. When shares so covered are added to shares beneficially owned by any director, nominee, or named current or former executive officer, the percentage for such person, as of January 31, 1995, still does not exceed 0.1 percent of the outstanding shares, and the aggregate for all directors and executive officers as a group, as of the same date, is less than 0.5 percent.

Transactions with Management

  The Corporation and its affiliates have transactions in the ordinary course of business with unaffiliated corporations of which certain of the nonemployee directors are executive officers. The Corporation does not consider the amounts involved in such transactions material by any reasonable standard.

Section 16(a) Reports

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file, on Forms 3, 4, and 5, reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Mr. H. J. Longwell was late in filing one Form 4 to report one purchase of Common Stock by his spouse through the Corporation's Shareholder Investment Program. Mr. R. Dahan, a Vice President of the Corporation, was late in amending one timely-filed Form 5 to report three monthly purchases of Common Stock through the Corporation's Thrift Plan. Lord Laing of Dunphail, a former director of the Corporation, was late in amending one timely-filed Form 4 to report a sale of Common Stock that occurred after he was no longer a director.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers based on 1994 salary and bonuses. This information includes the dollar value of base salaries, bonus awards and long term incentive plan payouts, the number of stock options and stock appreciation rights ("SARs") granted, restricted stock awards, and certain other compensation, if any, whether paid or deferred during the fiscal years ended December 31, 1994, 1993, and 1992.

                           SUMMARY COMPENSATION TABLE

                                  Annual Compensation              Long Term Compensation
                             --------------------------------- -------------------------------
                                                                       Awards          Payouts
                                                               ----------------------- -------
                                                  Other Annual   Restricted   Options/  LTIP    All Other
  Name and Principal          Salary       Bonus  Compensation     Stock        SARs   Payouts Compensation
       Position         Year    ($)         ($)       ($)      Award(s)($)(a)   (#)    ($)(b)     ($)(c)
- -----------------------------------------------------------------------------------------------------------
L. R. Raymond           1994 1,300,000    550,000    16,262       593,750     200,000  348,000    94,224
Chairman and CEO        1993 1,143,333    500,000    15,521       620,000     200,000  255,000    82,046
                        1992 1,010,000    352,000    11,286           -0-     180,000      -0-    71,508
C. R. Sitter            1994   935,000    350,000    85,273(d)        -0-     140,000  240,000    78,663
President and Director  1993   841,667    325,000     8,654           -0-     140,000  189,000    69,307
                        1992   757,500    245,000     4,763           -0-     120,000      -0-    61,302
R. E. Wilhelm           1994   675,000    225,000     6,081       207,813     100,000  153,000    49,569
Senior Vice President   1993   625,000    200,000    28,932       217,000     100,000  109,500    45,775
 and Director           1992   550,000    163,000     1,689           -0-     100,000      -0-    40,160
C. M. Harrison          1994   744,897(e) 190,000     4,743           -0-         -0-  129,000    47,655
Senior Vice President   1993   593,333    165,000     4,596           -0-     100,000  102,000    43,451
 (Retired 12/31/94)     1992   525,000    131,000    33,496           -0-      60,000      -0-    37,807
H. J. Longwell          1994   535,833    160,000     4,822       178,125      75,000   99,000    38,527
President,              1993   485,833    125,000     4,822       186,000      60,000   75,000    34,825
Exxon Company, U.S.A.   1992   433,333    105,000    38,528           -0-      55,000      -0-    30,915
- -----------------------------------------------------------------------------------------------------------

(a) The values set forth in the column above for restricted stock awards are as of 12/1/93 for 1993 and 12/1/94 for 1994, the dates of grants of Career Shares. On 12/31/94, these were the only shares of restricted stock held by the named executive officers. The number of shares held and their values on 12/31/94 were as follows: Mr. Raymond, 20,000 shares valued at $1,215,000; Mr. Wilhelm, 7,000 shares valued at $425,250; and Mr. Longwell, 6,000 shares valued at $364,500. The 12/31/94 values are based on the 12/30/94 closing market stock price of $60.75 and do not take into account any diminution of value attributable to the career duration restrictions on such shares. Normal common dividends are paid on these shares. Career Shares are described on page 14.
(b) Represents settlements of Earnings Bonus Units ("EBUs"), which the SEC rules categorize as long term incentive plan ("LTIP") payouts, since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. The Corporation, however, considers EBUs to be short term awards, as described on page 13. Payouts shown for 1993 were for EBUs awarded in 1990; and payouts shown for 1994 were for EBUs awarded in 1991.
(c) All Other Compensation for 1994 includes matching credits by the Corporation under the Corporation's Thrift Plan and the related supplemental thrift plans ($78,000 for Mr. Raymond; $57,794 for Mr. Sitter; $42,279 for Mr. Wilhelm; $39,175 for Mr. Harrison; and $33,126 for Mr. Longwell) and the Corporation's cost allocation of supplemental life insurance ($16,224 for Mr. Raymond; $20,869 for Mr. Sitter; $7,290 for Mr. Wilhelm; $8,480 for Mr. Harrison; and $5,401 for Mr. Longwell).
(d) Includes certain perquisites of which $43,492 is for country club membership and dues.
(e) Includes $108,231 representing 42 days of salary for vacation earned, but not taken at retirement.

Option Grants in Last Fiscal Year

  The following table shows information regarding grants of stock options made to the named executive officers under Exxon's 1993 Incentive Program during the fiscal year ended December 31, 1994. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $98.62 and $156.70, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 1,241,847,855 outstanding shares of Exxon Corporation Common Stock held by all shareholders (other than the Corporation) as of January 31, 1995, which would total approximately $47.3 billion and $119.5 billion, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of Exxon Corporation Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                           Potential Realizable Value
                                                           at Assumed Annual Rates of
                                                            Stock Price Appreciation
                         Individual Grants (a)                  for Option Term
                 ----------------------------------------  --------------------------
                               % of
                               Total
                  Number of   Options                      If Stock At   If Stock At
                  Securities  Granted                         $98.62       $156.70
                  Underlying    to     Exercise
                   Options   Employees or Base
                   Granted   in Fiscal  Price   Expiration      5%           10%
Name                 (#)     Year (b)   ($/Sh)     Date        ($)           ($)
- ---------------------------------------------------------------------------------------
All Shareholders'        N/A      N/A       N/A         N/A  47.3 billion 119.5 billion
 Stock Apreciation
L. R. Raymond        200,000     3.5%     60.50    11/29/04     7,623,000    19,239,000
C. R. Sitter         140,000     2.4%     60.50    11/29/04     5,336,100    13,467,300
R. E. Wilhelm        100,000     1.7%     60.50    11/29/04     3,811,500     9,619,500
C. M. Harrison           -0-      N/A       N/A         N/A           N/A           N/A
H. J. Longwell        75,000     1.3%     60.50    11/29/04     2,858,625     7,214,625
- ---------------------------------------------------------------------------------------

(a) Stock options are awarded at the fair market value of shares of Exxon Corporation Common Stock at the date of award and become exercisable one year from such date if the optionee has not terminated, or upon death if earlier. Such options lapse at the earliest of ten years after award, five years after the optionee's normal termination of employment, three years after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally. No SARs were awarded in 1994.

(b) Total options granted = 5,779,725

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table summarizes for each of the named executive officers the number of stock options and SARs, if any, exercised during the fiscal year ended December 31, 1994, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1994, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at December 31, 1994. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of unexercised, in-the-money options or SARs at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 30, 1994, which was $60.75 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The underlying options or SARs have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of Exxon Corporation Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have been held for less than one year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                 Number of
                   Shares                Number of Securities
                 Underlying             Underlying Unexercised      Value of Unexercised, In-the-Money
                Options/SARs   Value   Options/SARs at FY-End (#)       Options/SARs at FY-End ($)*
                 Exercised   Realized  ------------------------- --------------------------------------
     Name           (#)         ($)    Exercisable Unexercisable     Exercisable         Unexercisable
- -------------------------------------------------------------------------------------------------------
L. R. Raymond      25,000      671,875  1,070,000     200,000         7,590,000              50,000
C. R. Sitter       48,130    1,499,550    815,175     140,000         7,041,856              35,000
R. E. Wilhelm       4,441       70,667    430,559     100,000         2,125,040              25,000
C. M. Harrison      6,941      118,239    333,059         -0-         2,138,040                 N/A
H. J. Longwell      4,600      192,188    258,638      75,000         1,813,350              18,750
- -------------------------------------------------------------------------------------------------------

* In-the-Money Options/SARs are those where the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The named executive officers hold no other options or SARs.

Long Term Incentive Plans--Awards in Last Fiscal Year

  The following table shows information regarding Earnings Bonus Units ("EBUs") awarded to the named executive officers under Exxon's Short Term Incentive Program or 1993 Incentive Program during the fiscal year ended December 31, 1994. Each EBU entitles the holder to an amount in cash equal to the cumulative net income per share of Exxon Corporation Common Stock, as announced quarterly commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant, or earlier upon achieving the maximum settlement value of $7.50 per unit. Although the Corporation considers EBUs to be short term awards as described on page 13, the SEC rules categorize EBUs as long term incentive awards since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. No amounts are shown in the table as "target" or "threshold" future payouts because no such payout levels are set or contemplated under the Corporation's Incentive Programs.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                 Performance or
                                  Other Period   Estimated Future Payouts Under
                   Number of          Until       Non-Stock Price-Based Plans
                Shares, Units or  Maturation or  ------------------------------
     Name       Other Rights (#)     Payout               Maximum ($)
- -------------------------------------------------------------------------------
L. R. Raymond        70,000      5 years maximum            525,000
C. R. Sitter         40,000      5 years maximum            300,000
R. E. Wilhelm        28,000      5 years maximum            210,000
C. M. Harrison       24,000      5 years maximum            180,000
H. J. Longwell       20,000      5 years maximum            150,000
- -------------------------------------------------------------------------------

Employee Annuities

  Under Exxon's current Annuity Plan, subject to age and service requirements, an employee acquires a right to a yearly annuity upon retirement. The yearly annuity is equal to 1.6 percent of the average annual 36-month pay times years of accredited service, less up to half of the estimated Old Age Social Security benefit payable. The following table illustrates the approximate yearly undiscounted annuity which may become payable under the Annuity Plan and the related supplemental annuity plans to an employee in the higher salary classifications, including those named in the Summary Compensation Table shown on page 9. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing the Annuity Plan.

                         ESTIMATED UNDISCOUNTED ANNUITY

   Average                       Years of Accredited Service
   Annual          -----------------------------------------------------------------------
36-Month Pay*          30                 35                 40                 45
- ------------------------------------------------------------------------------------------
$  600,000         $  288,000         $  336,000         $  384,000         $  432,000
   900,000            432,000            504,000            576,000            648,000
 1,200,000            576,000            672,000            768,000            864,000
 1,500,000            720,000            840,000            960,000          1,080,000
 1,800,000            864,000          1,008,000          1,152,000          1,296,000
 2,100,000          1,008,000          1,176,000          1,344,000          1,512,000
 2,400,000          1,152,000          1,344,000          1,536,000          1,728,000
 2,700,000          1,296,000          1,512,000          1,728,000          1,944,000
- ------------------------------------------------------------------------------------------

* Average annual 36-month pay includes salary for the 36 consecutive months of highest earnings during the last ten years of employment and short term bonus awards, including Earnings Bonus Units ("EBUs"). The bonus awards included in the computation are the highest three awards granted during the final five years of employment. For purposes of this computation, EBUs are valued at their maximum settlement value. See the Long Term Incentive Plans table on page 11 for data on 1994 awards of EBUs to the named executive officers. For the executive officers named in the Summary Compensation Table on page 9, average annual 36-month pay includes amounts shown in the "Salary" and "Bonus" columns of that table, as well as EBU awards shown in the Long Term Incentive Plans table.
  As of January 31, 1995, average annual 36-month pay and years of accredited service for the current or former executive officers named in the Summary Compensation Table are as follows: Mr. Raymond, $2,073,056, 32 years; Mr. Sitter, $1,438,889, 41 years; Mr. Wilhelm, $1,005,972, 34 years; Mr.
  Harrison, $905,000, 43 years; and Mr. Longwell, $746,944, 31 years.
  The amounts shown above are based on the normal form of annuity under the Annuity Plan with 60 monthly payments guaranteed and are before deduction for the estimated Old Age Social Security benefit referred to on page 11.

Board Compensation Committee Report on Executive Compensation

  Exxon's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its position of leadership in the petroleum industry.

  It does this by providing incentives to achieve short-term and long-term objectives, by rewarding exceptional performance and accomplishments that contribute to the business, and by utilizing competitive base salaries that recognize a philosophy of career continuity.

  Exxon's financial success is highly dependent upon its long-term capital investment strategy and decisions that focus on the Corporation's future results. The nature of the petroleum business requires long-term and capital-intensive investments, which often take years to generate returns to shareholders. Therefore, incentive awards are granted with an orientation towards long-term corporate performance and may not fluctuate as greatly as year-to-year corporate financial results.

  In keeping with this long-term view and the highly technical and capital-intensive nature of the petroleum business, retention of executives who have developed the skills and expertise required to lead a global organization is vital to Exxon's competitive strength. Retention and motivation of these individuals is, and will continue to be, key to the Corporation's success.

  The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executives' compensation levels. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Corporation's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Chief Executive Officer ("CEO") and the other named executive officers, are based on the same criteria.

  There are three major components of Exxon's compensation program: Base Salary, Short Term Awards, and Long Term Incentive Awards.

Base Salary

  A competitive base salary is vital to support the philosophy of management development and career orientation of executives and is consistent with the long-term nature of Exxon's business.

  Salary budget expenditures and adjustments to the salary program structure are a result of annual reviews of competitive positioning (how Exxon's salary structure for comparable positions compares with that of other companies), business performance, and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting the salary budget expenditures. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations. In determining competitive position, a number of surveys are utilized. Primary consideration is given to the U.S.-based oil companies included in the industry group used for comparing share investment performance on page 15. Foreign-based oil companies used in the industry group are excluded since their compensation structures for executive officers are not considered comparable. Additional consideration is given to other major U.S.-based corporations because the scope of Exxon's business extends beyond the oil industry, as does competition for executives. Consequently, major U.S.-based corporations in the same or similar lines of business as Exxon, as well as a number of those in other lines of business but with which Exxon competes for executives, are included. Competitive orientation of salary ranges is targeted between the median and high end of survey data given Exxon's size and complexity relative to the surveyed companies. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience.

  The Board Compensation Committee ("BCC") makes recommendations to the Board of Directors as to the salaries of the CEO and the President, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. The BCC met in November 1993 to recommend the 1994 salaries for the CEO and President, to set the 1994 salaries for the other elected officers, and to review the 1994 salaries for certain other senior executives. Any changes to these approved salaries must be reviewed with the BCC before implementation.

  The CEO's salary is determined based on the competitive salary framework described above, recognizing the Corporation's size and complexity. Within this framework, the CEO's salary is determined based on the BCC's judgment concerning the CEO's individual contributions to the business, level of responsibility, and career experience. Although none of these factors has a specific weight, primary consideration is given to the CEO's individual contributions to the business. No particular formulas or measures are used. L.
R. Raymond's salary reflects his strong leadership and significant individual contributions to Exxon's business.

Short Term Awards

  Short term awards to executives are granted in cash and Earnings Bonus Units ("EBUs") to recognize contributions to the business during the past year. EBUs are also granted to focus on a strong midterm corporate performance and to stress that decisions and contributions in any one year impact future years. In 1994, approximately one half of executive bonuses were in the form of EBUs. Each such EBU entitles the holder to an amount equal to the cumulative net income per share, as announced quarterly, commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant or earlier upon achieving the maximum settlement value of $7.50 per unit. In 1994, the maximum settlement value was achieved for the EBUs granted in 1991. This resulted in a payment to grantees of $7.50 per unit.

  The BCC annually establishes a ceiling in relation to business results for awards of cash and EBUs. The BCC established a $37.5 million ceiling for 1994 awards of cash and EBUs, substantially all of which were granted in awards to over 1,100 employees. The ceiling is determined by Exxon's competitive position, assessment of progress in attainment of long-term goals, and business performance considerations. These include measurements such as net income, earnings per share, return on capital employed, return on equity, and dividends both in absolute terms and relative to the industry. None of these measurements has a specific weight. The 1994 ceiling was increased slightly from the 1993 ceiling. No formula was used in determining the ceiling amount. Rather, the BCC considered several factors, including Exxon's business performance, the Corporation's strong competitive posture, and its achievement towards attainment of long-range strategic goals.

  The specific bonus opportunity an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

  L. R. Raymond's 1994 award reflects his level of responsibility within the organization and his leadership which significantly contributed to strong corporate earnings. This determination was based on the judgment of the BCC regarding his overall contribution as CEO utilizing negative discretion as described below under "1993 Federal Income Tax Legislation." Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. The combination of Mr. Raymond's base salary and short term awards was appropriately positioned compared to CEOs of competitors recognizing his tenure as CEO, as well as the size and business results of these companies relative to Exxon.

Long Term Incentive Awards

  Long term incentive awards provided by the shareholder-approved 1993 Incentive Program are designed to develop and retain strong management through share ownership and incentive awards.

  Stock options were the primary long term incentive granted to executive officers and over 1,300 other key employees in 1994. The BCC believes that a significant portion of senior executives' compensation should be dependent on value created for the shareholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the shareholders' interests. Options are granted at the fair market value of Exxon Common Stock on the date of grant and become exercisable one year from such date if the optionee is still employed.

  The number of options that the BCC grants to executive officers is based on individual performance (determined as described under "Short Term Awards") and level of responsibility. The award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options currently held by an executive was not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

  A limited number of senior executives received grants of Career Shares in 1994. Career Shares are shares of Exxon Common Stock granted with a restriction designed to promote long-term retention, as well as superior long-term performance, of key strategic and operating management. These restrictions generally expire after the executive reaches normal retirement age. The number of Career Shares granted to senior executives also recognizes the increased responsibility and complexity of senior positions. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive was not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

  L. R. Raymond's long term incentive awards reflect his level of responsibility within the organization and his leadership which significantly contributed to strong corporate results. Mr. Raymond's long term incentive awards reflect the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of the business. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose.

1993 Federal Income Tax Legislation

  The federal income tax law limits the deductibility of certain compensation paid to the CEO and the four other most highly compensated executives in excess of the statutory maximum.

  The value of all stock options granted in 1994, any value received from stock options granted in prior years and exercised in 1994, and EBUs that were granted in 1991 and paid out in 1994 are exempt from this limit.

  The short term awards (consisting of cash bonus and EBUs) granted to the CEO and President in 1994 are also exempt from the limit on deductibility. For 1994, the BCC established an upper limit on certain awards dependent on attainment of a broad performance measure based on earnings per share. From this limit, it was intended that the BCC would exercise discretion to reduce or eliminate the amount of the actual award to any individual such that actual awards would be equal to the amounts determined to be appropriate in accordance with the qualitative criteria and other factors discussed above under "Short Term Awards." Upon achievement of the measure, the BCC exercised such discretion with respect to the cash bonus and EBUs granted to the CEO and President. This approach continues to give the BCC the broad flexibility it previously had to determine short term incentive compensation while allowing this compensation to be deductible for federal income tax purposes.

Summary

  The BCC has the responsibility for ensuring that Exxon's compensation program continues to be in the best interest of its shareholders. The BCC is a committee consisting entirely of nonemployee directors who are not eligible for awards under Exxon's incentive compensation program. Additionally, the BCC is guided by an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's executive compensation. The results of various salary surveys are also reviewed. Finally, compensation programs providing stock-based compensation to executives, such as the 1993 Incentive Program, are periodically submitted to shareholders for review and approval.

  Exxon has had, and continues to have, an appropriate and competitive compensation program. The balance of a sound base salary position, competitive short term bonus orientation, and emphasis on long term incentives is the foundation which builds stability and supports Exxon's business.

William R. Howell, Chairman                                    D. Wayne Calloway
Philip E. Lippincott, Vice Chairman                            Jess Hay

Share Investment Performance

  The following graphs show changes over the past five- and ten-year periods in the value of $100 invested in: (1) Exxon Corporation Common Stock; (2) the Standard & Poor's 500 Index; and (3) an industry group of seven other international, integrated major oil companies: Amoco Corporation, The British Petroleum Company p.l.c., Chevron Corporation, Mobil Corporation, Royal Dutch Petroleum Company, The "Shell" Transport and Trading Company, p.l.c., and Texaco Inc. Investments in the industry group of other international, major oil companies have been prorated based on the companies' relative market capitalizations at the beginning of each year.

  The values of each investment are based on share price appreciation plus dividends, with reinvestment of dividends. The calculations exclude trading commissions and taxes. For The British Petroleum Company p.l.c., Royal Dutch Petroleum Company, and The "Shell" Transport and Trading Company, p.l.c., the calculations are based on investments in American depository receipts; dividends are before any withholding taxes, but include any applicable U.K. advance corporation tax credits.


                      FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    Value of $100 Invested at Year-End 1989

                         [GRAPH APPEARS HERE]
                     1989       1990       1991       1992      1993       1994
                                   FISCAL YEARS ENDED DECEMBER 31
EXXON CORPORATION    100        109        134        141       152        154
S&P 500              100         97        126        136       150        152
INDUSTRY GROUP       100        109        116        112       146        161

                       TEN-YEAR CUMULATIVE TOTAL RETURNS
                    Value of $100 Invested at Year-End 1984

                         [GRAPH APPEARS HERE]
                     1984 1985 1986 1987 1988 1989 1990 1991 1992 1993 1994
                                 FISCAL YEARS ENDED DECEMBER 31
EXXON CORPORATION    100  131  177  201  243  291  316  390  410  443  446
S&P 500              100  132  156  164  191  252  244  319  343  377  382
INDUSTRY GROUP       100  129  180  211  237  339  370  394  381  494  547

                          BOARD OF DIRECTORS PROPOSAL

2. Ratification of the appointment of independent public accountants

  The following proposal will be offered by the Board of Directors:

  Resolved, That the appointment, by the Board of Directors of the Corporation, of Price Waterhouse LLP as independent public accountants to make an examination of the accounts of the Corporation and its subsidiary companies for the fiscal year 1995, effective upon ratification by the shareholders, be, and it hereby is, ratified; and that a representative of Price Waterhouse LLP be requested to attend the annual meeting of shareholders to be held in 1996.

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote FOR this proposal.

  Price Waterhouse LLP has offices in most countries where affiliates of the Corporation operate, which is an essential requirement. The Board believes that Price Waterhouse LLP has demonstrated that it is well qualified to make an independent examination of the accounts of the Corporation. Representatives of Price Waterhouse LLP will be present at the 1995 annual meeting of shareholders and will have the opportunity to make such statements as they may desire. Those representatives will also be available to respond to appropriate questions from the shareholders present.

  The services provided by Price Waterhouse LLP include examinations of the Corporation's annual consolidated financial statements, statutory examinations of affiliated companies' financial statements, examination of financial statements of employee benefit plans, certification of various special-purpose financial reports and reports to comply with regulations of the Securities and Exchange Commission and other governmental agencies, the preparation of tax returns for employees on foreign assignments insofar as such tax returns pertain to their assignments outside their home countries, and assistance and advice to various affiliates with respect to certain tax and systems matters. The total professional fees for all such services for the most recent year approximated $17 million.

                             SHAREHOLDER PROPOSALS

  Shareholder proponents have stated their intention to present the following proposals at the 1995 annual meeting. In accordance with applicable proxy regulations of the SEC, the shareholdings of the proponents and the names, addresses, and shareholdings of any co-proponents will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor addressed to the Secretary of the Corporation. The proposals and supporting statements, for which the Board of Directors and the Corporation accept no responsibility, are set forth on the following pages. The Board opposes these proposals for the reasons stated after each proposal.

3. Annual meeting date

  This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

  "Resolved, That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the last Friday in April."

  Reasons: "Recently the annual meetings were held on a date where major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet.

  The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable.

  The date on which the Company met during 1994 was one of the busiest annual meeting dates of the year.

  Last year, the owners of 34,444,598 shares, representing approximately 4% of shares voting, voted FOR this proposal.

  If you AGREE, please mark your proxy FOR this proposal."

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote AGAINST this proposal.

  Exxon has in excess of one million record and beneficial shareholders. It is not possible to choose an annual meeting date which is satisfactory to everyone. Therefore, Exxon selects a date for its annual meeting that corresponds with a regularly scheduled Board meeting and that it believes is timely and consistent with the conduct of the business of the Corporation and convenient for most shareholders. Exxon also believes a mid-week meeting day is preferable to a Friday or Monday principally for ease of travel and availability of suitable meeting accommodations.

  The Board does not believe that annual meeting dates for other corporations should influence Exxon's choice of annual meeting dates. The vast majority of annual meetings are held in the spring after year-end financial statements and related meeting materials have been prepared. It is impossible to find an acceptable meeting day during that period that does not conflict with another annual meeting.

  An identical proposal was presented at Exxon's 1994 annual meeting and was rejected by nearly 96 percent of the shares voted.

  Accordingly, a vote AGAINST this proposal is recommended.

4. Mining operations

  This proposal was submitted by The Sinsinawa Dominicans, 2128 So. Central Park, Chicago, IL 60623 and seven co-proponents.

  "Whereas, at least eight orebodies consisting of copper, zinc, silver and gold deposits have been identified in areas of northern Wisconsin in close proximity to several Native American communities;

  Whereas, since 1978, more than 250,000 acres of farm and forest lands have been contracted for mineral exploration and development within this province by several corporations including our Company;

  Whereas, Native American nations (e.g., MoleLake Sokaogon Chippewa, Potawatomi, Menominee, Stockbridge-Munsee) and other citizen groups in Wisconsin have publicly challenged the Crandon Project because of implications for the environment and the exercise of treaty rights;

  Whereas, local resistance to our Company's plans and activities in Wisconsin may create an unstable investment climate, jeopardizing returns to shareholders;

  Resolved, That the shareholders request the Board of Directors to provide a full written report to all shareholders within four months of the 1995 annual meeting. This report (not directly affecting the competitive position of our company) shall include the following information on specific aspects of our mining operations, both surface and underground:

  I. HUMAN, SOCIAL AND ENVIRONMENTAL CONCERNS
  A. In areas where mining is presently underway and in proposed mining operations, describe Company policies regarding:
     1. Impact on indigenous peoples;
     2. Impact on those elements unique to specific local environments;
     3. Impact on any sacred sites of indigenous communities.
  B. What is our Company's policy regarding claims by indigenous groups to lands on or near which our Company has a mining operation?
  C. In view of the potential environmental risks of mining operations, what efforts is our Company making to minimize these in the localities of its operations, specifically in plans for reclamation for pollution abatement?

  II. LOCAL RESISTANCE
  For each current mining operation, describe our Company's relationship with the governments, with indigenous groups and with private citizens in the mining area. Describe the nature of and reason(s) for any public opposition to our Company's mining operations wherever this may occur."

  Reasons: "Mining operations in all cases entail risk. Such risk can be exacerbated when local populations stand in opposition to the mining project. Further, such opposition from indigenous peoples can occasion publicity detrimental to the best interests of all of the Company's operations.

  We believe our Company should do all in its power to remove any risks by openly reporting its actions and policies in a way that will further dialogue with all interested parties. We believe that the process of preparing such a report can lead the Company to reexamine its mining operations and to redirect them in ways which may be economically more viable and more beneficial to the people and to the environment affected by these operations."

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote AGAINST this proposal.

  Exxon believes that it has substantially implemented the actions called for by this proposal. A significant amount of information about the mining operations conducted by Exxon and its affiliates, including the specific aspects called for in the proposal, is reported through periodic publications sent to all shareholders, including annual reports and the quarterly magazine, The Lamp. To supplement the information regularly provided in shareholder publications, numerous environmental and socioeconomic reports and studies related to specific mining operations have been, and continue to be, made available to interested persons.

  The Crandon Project, cited by the proponent, is only in the planning stage. Permitting efforts were suspended in 1986 due to economic considerations; however, the project was reactivated in September 1993 when a new partnership, Crandon Mining Company, was formed by subsidiaries of Exxon and of Rio Algom Ltd., a Canadian mining company. A decision to construct a mine will be contingent on obtaining governmental permits and the economic viability of such a mine once permitting is completed. The permitting process can be expected to take approximately two more years.

  As part of the permitting process, which occurred prior to suspension of the Crandon Project in 1986, extensive studies covering the impact on the environment and indigenous people and all other material aspects of the project were prepared by both Exxon and the Wisconsin Department of Natural Resources. These studies were documented and are available to the public in the form of a 446-page Final Environmental Impact Statement. As part of the newly reactivated permitting process, these studies will be readdressed and updated as needed.

  Moreover, the Corporation's commitment to environment, health, and safety in all its mining and other operations is documented in the 1991 booklet, "A Progress Report-- Environment, Health and Safety," which contains specific sections on the social and environmental aspects of mining operations. Exxon's policies and practices, as they relate to mining operations in general, have been made abundantly clear and fully reported to shareholders through various publications.

  Representatives of the Crandon Mining Company have participated in approximately 300 public meetings to answer questions and address concerns about the Crandon Project. The Crandon Mining Company has offered to meet anytime with interested parties, including the proponents of this proposal.

  With this background, the Board does not believe that the preparation, printing, and distribution of a special report, and the expense involved, would benefit the Corporation or its shareholders.

  An identical proposal was presented at Exxon's 1994 annual meeting and was rejected by nearly 94 percent of the shares voted.

  Accordingly, a vote AGAINST this proposal is recommended.

                             ADDITIONAL INFORMATION
Other Business

  It is not anticipated that there will be presented to the meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Outstanding Voting Stock

  Shareholders of record at the close of business on February 27, 1995 are entitled to notice of the meeting and to vote the shares held on that date. At the close of business on January 31, 1995, excluding the shares owned by the Corporation which are not voted, 1,241,847,855 shares of the Common Stock of the Corporation were outstanding. As of the same date, 8,887,916 shares of the Corporation's Class A Preferred Stock were outstanding. Holders of shares of Common Stock and holders of Class A Preferred Stock vote together as one class. Each share of Common Stock and of Class A Preferred Stock entitles the registered holder thereof to one vote.

Solicitation of Proxies

  This proxy is solicited by the Board of Directors of the Corporation. The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Corporation. In addition to solicitation by mail, banks, brokers and other custodians, nominees, and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Corporation will reimburse them for their expenses in so doing.

  Officers and other employees of the Corporation may solicit proxies personally, by telephone, or other telecommunications from some shareholders if proxies are not received promptly. In addition, the firm of D. F. King & Co., Inc., New York, NY has been retained to assist in the solicitation of proxies at a fee of $22,000, plus expenses.

                                             By order of the Board of Directors,

                                              [SIGNATURE OF T. P. TOWNSEND LOGO]

                                                                  T. P. TOWNSEND
                                                                       Secretary

March 10, 1995

                          [RECYCLE LOGO APPEARS HERE]

[LOGO EXXON CORPORATION]                                 1995 ANNUAL MEETING


You are cordially invited to attend the annual meeting of shareholders on Wednesday, April 26 at the Fort Worth/Tarrant County Convention Center Theatre, 1111 Houston Street, Fort Worth, Texas. The meeting will begin at 10:00 a.m., Central Daylight Time. Admission is limited to shareholders, their proxies, and guests of the Corporation. This ticket will admit you and a guest. Free parking is available at locations near the theatre (see map on reverse side). Have this admission ticket available to show the parking attendant.

                                          TO AVOID DELAY AT THE ENTRANCE
                                          TO THE MEETING, PLEASE PRESENT
                                          THIS TICKET.

                                                ADMISSION TICKET


                                 DETACH TICKET

                   [MAPS TO SHAREHOLDER MEETING APPEAR HERE]

. From Dallas -- Take I-30 W to Ft. Worth, to Downtown/Commerce St. Exit, continue westbound on Lancaster St. to Throckmorton St.

. From DFW Airport -- Take South Exit to Hwy 183 W (becomes Hwy 121), to I-36W South, to I-30 W, to Downtown/Commerce St. Exit, continue westbound on Lancaster St. to Throckmorton St.

. From West of Downtown -- Take I-30 E to Cherry St. Exit, right on Texas St. which becomes 13th St.

.  To return to I-30 -- Take Houston St. to Lancaster St.

                           [LOGO EXXON CORPORATION]

Attached below is a proxy card for the 1995 annual meeting of shareholders of Exxon Corporation.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Sign, date, and return your proxy as soon as possible in the enclosed postpaid envelope.

Votes are tallied by Bank of Boston, Exxon Corporation's transfer agent. Any comments noted on the proxy card or an attachment will be forwarded by Bank of Boston to Exxon Corporation.

Advance indications of attendance are helpful to us in making arrangements for the meeting. If you plan to attend, mark the box provided on the proxy card. The attached admission ticket should be presented at the meeting to expedite registration.

                          DETACH CARD BEFORE MAILING


- -------------------------------------------------------------------------------
[LOGO EXXON CORPORATION]                                     PROXY
                                                SOLICITED BY BOARD OF DIRECTORS
225 E. John W. Carpenter Freeway                 ANNUAL MEETING APRIL 26, 1995
Irving, TX 75062-2298                                 FORT WORTH, TEXAS

The undersigned hereby appoints R.W. Bromery, J. Hay, L.R. Raymond, C.R. Sitter, and J.D. Williams or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1995 annual meeting of shareholders of Exxon Corporation and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, in their discretion, upon any other matters which may properly come before the meeting.

    1. Election of Directors
       Nominees: R.W. Bromery, D.W. Calloway, J. Hay,
       J.R. Houghton, W.R. Howell, P.E. Lippincott,
       M.C. Nelson, L.R. Raymond, C.R. Sitter,
       J.H. Steele, R.E. Wilhelm, J.D. Williams.

If no other indication is made, the proxies shall vote (a) for the election of the director nominees and (b) in accordance with the Board of Directors' recommendations on the other matters referred to on the reverse side.

           P.O. Box 9157
           Boston, MA 02205-8505

PLEASE COMPLETE, SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.   (0VER)
===============================================================================

- -------------------------------------------------------------------------------
[X] Please mark votes as in this example.

_______________________________________________________________________________
1. Election of Directors (page 4).

   FOR ALL nominees    WITHHELD FROM ALL nominees
         [_]                     [_]


__________________________________________________
     For all nominees except as noted above
_______________________________________________________________________________
A vote FOR is recommended by the Board of Directors:
_______________________________________________________________________________
2. Appointment of independent public accountants (page 15).

   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]
_______________________________________________________________________________
   Discontinue duplicate annual report. [_]

   I plan to attend annual meeting. [_]
_______________________________________________________________________________
A vote AGAINST is recommended by the Board of Directors as to shareholder proposals concerning:
_______________________________________________________________________________
3. Annual meeting date (page 16).

   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]

4. Mining operations (page 16).

   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]
_______________________________________________________________________________
   I have made comments on this card or an attachment. [_]


   NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature: _____________________________________ Date ____________________ 1995

Signature: _____________________________________ Date ____________________ 1995
_______________________________________________________________________________